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                                                                    EXHIBIT 10.4

                                                                  CONFORMED COPY

                                SUPPLY AGREEMENT

      This SUPPLY AGREEMENT (this "Agreement"), dated as of December 21, 2004, is made by and between Townsends, Inc., a Delaware corporation ("Townsends"), and Kahiki Foods, Inc., an Ohio corporation ("Kahiki").

                                    RECITALS

      A. Townsends and Kahiki have entered into that certain Note Purchase Agreement and the related investment documents (collectively, the "Note Purchase Agreement"), dated as of the date hereof, whereby Townsends has agreed to purchase up to $2,000,000 in convertible notes (the "Notes") from Kahiki. The execution of this Agreement is a condition to the closing of the Note Purchase Agreement.

      B. In addition, Townsends and Kahiki have executed a Copacking and Storage Agreement, dated as of the date hereof (as such agreement may be amended from time to time, the "Copacking Agreement"), whereby Townsends has agreed to separately supply Kahiki with raw poultry products and Kahiki has agreed to supply Townsends with finished poultry products and to temporarily store such products for Townsends.

      C. Kahiki also desires to purchase additional poultry products from Townsends for processing and resale to its other customers. Townsends desires to supply such additional poultry products to Kahiki, on the terms and conditions, and in return for the compensation, hereinafter set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

      1. AGREEMENT TO SUPPLY AND PURCHASE.

            (a) Beginning on January 1, 2005 (the "Effective Date"), Townsends hereby agrees to supply and sell to Kahiki (i) line run random boneless skinless chicken breasts ("Skinless Breasts") and/or (ii) 5% and down boneless breast chunks ("Chunks" and together with the Skinless Breasts, the "Product") on the terms and conditions set forth in this Agreement.

            (b) Beginning on the Effective Date, Kahiki shall be obligated to purchase and Townsends shall deliver fill orders for Product from Kahiki in a minimum amount of not less than 20,000 pounds per week (the "Minimum Weekly Amount") nor more than 40,000 pounds per week (the "Maximum Weekly Amount") of Product for an average of 30,000 pounds per week, tested immediately following each calendar quarter. It is the intent of the parties to develop a reasonably stable and routine order amount among each of the Products. Townsends may obtain the Product from Townsends' own internal supply or from a third party so long as such Product meets agreed upon Product specifications. Failure by Kahiki to purchase and

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accept delivery of the Minimum Weekly Amount shall be a material default under this Agreement.

      2. SPECIFICATIONS. Product sold hereunder shall meet the specifications consistent with industry standards for the Product.

      3. TERM. This Agreement shall be in effect for the period from the date hereof until December 31, 2007 (the "Initial Term"), unless earlier terminated in accordance with the provisions of this Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for an additional one (1) year term (each such term, a "Renewal Term" and together with the Initial Term and any Renewal Term, the "Term") unless either party notifies the other in writing at least 12 months prior to the end of the Term of its intent that this Agreement shall expire without further renewal.

      4. PRICE. Pricing shall be as set forth on Exhibit A hereto. Prices for Product ordered in quantities greater than those specified in Section 1(b) hereof shall be determined for each Order of such Product at the time such Order is submitted pursuant to Section 6 hereof.

      5. DELIVERY. Townsends shall deliver the Product to Kahiki's facility located in Gahanna, Ohio at no additional cost, other than as set forth in
Section 4 above. Townsends shall not be required to make more than two deliveries of Product per week.

      6. ORDERS. Kahiki shall submit firm orders for Product to Townsends in writing at or before 2:00 p.m. on Wednesday of the week preceding the requested delivery date (each such order, an "Order"). Each Order shall specify the quantity of Product ordered and the requested delivery date.

      7. PAYMENT TERMS. Payment for Product shall be made by wire transfer or ACH of immediately available funds on each Friday of each week during the Term of this Agreement, on net 14 day terms from the date of invoice, to accounts designated by authorized representatives of Townsends. Product sold under this Agreement will be invoiced separately from any other poultry products provided to Kahiki under any other arrangement. Failure by Kahiki to provide prompt payment pursuant to the terms of this Section 7 shall be a material default under this Agreement.

      8. TERMINATION. This Agreement shall terminate at the end of the Term. This Agreement may also be terminated prior to the end of the Term by: (a) mutual agreement of the parties, (b) either party hereto upon thirty (30) days prior written notice to the other party hereto, in the event of breach of this Agreement by the other party hereto which breach is not cured within such thirty
(30) day period, (c) either party hereto immediately upon written notice to the other party in the event of the bankruptcy, insolvency or placing of the business of the other party hereto in the hands of a receiver, (d) Kahiki, if a Change of Control (as such term is defined in Section 12 of this Agreement) occurs, upon payment to Townsends of an amount equal to ten cents ($0.10) multiplied by the total Minimum Weekly Amounts that would otherwise be delivered to Kahiki during a twelve (12) month period under this Agreement or (e) other than in relation to a Change of Control, Kahiki at any time upon payment to Townsends in cash of the amount that would be due to Townsends if Townsends had performed its obligations

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to deliver all Minimum Weekly Amounts under this Agreement for a period of three
(3) years. Termination for breach shall be in addition to such other rights and remedies as the terminating party may have under applicable law. In the event of a termination due to the breach of the other party, the breaching party agrees to indemnify and hold the non-breaching party harmless from all loss or damage, other than consequential damages, caused as a result of the breach.

      9. FORCE MAJEURE. Delay or failure of performance of either party shall be excused to the extent that such failure shall be caused by an act of God, strike or other labor dispute, war or war condition, riot, civil disorder, government regulation or action, embargo, fire, flood, accident or other casualty not resulting from negligence of either party hereto (each, a "Force Majeure Event"). The party invoking the provisions of this paragraph shall give the other party prompt notice in writing of the occurrence of any Force Majeure Event. Such excuse shall continue as long as the Force Majeure Event continues, following which such party shall promptly resume performance hereunder. If any Force Majeure Event shall continue for a period of more than ninety (90) days, the non-invoking party shall have the right to terminate this Agreement upon thirty (30) days written notice.

      10. AGENT. This Agreement does not make or constitute Kahiki the agent or representative of Townsends for any purpose whatsoever. Kahiki shall have no power or authority to act on behalf of or in the name of Townsends, or to bind Townsends, either directly or indirectly, in any manner without the express written authorization of Townsends.

      11. INTELLECTUAL PROPERTY. Kahiki will not, without Townsends' written consent, use any of Townsends' trademarks, brand names, company and/or division names, facsimiles of packages, letterheads, invoices or any other material bearing Townsends' name or that of Townsends' subsidiaries in any of Kahiki's advertising, promotional material or products.

      12. ASSIGNMENT. Neither of the parties shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that Kahiki engages in any (a) merger or consolidation into or with any other corporation or entity, (b) sale, conveyance, transfer, license, lease or other disposition of all or substantially all of the assets of Kahiki or (c) acquisition by any person of more than 50% of the voting power of all securities of Kahiki generally entitled to vote in the election of directors of Kahiki (collectively, a "Change of Control"), this Agreement must remain with, be assumed by or assigned to the successor entity controlling the operations or assets of Kahiki after such Change of Control, unless otherwise terminated pursuant to Section 8(d) above. Any default by Kahiki under this assignment provision shall allow Townsends to terminate the Agreement.

      13. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement and understanding of Townsends and Kahiki relating to the subject matter hereof, and supersedes all other negotiations, agreements, representations and covenants, oral or written, related to the subject matter hereof. This Agreement may not be modified, amended or supplemented except by way of a writing signed by a duly authorized representative of each of the parties hereto.

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14. WARRANTY.

            (a) Townsends represents and warrants to Kahiki that (i) all of the Products to be provided hereunder shall be of merchantable quality and fit for its intended use and consumption as food, (ii) none of the Products as of the date of their sale to Kahiki shall be adulterated, misbranded or unsafe, within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") or the Poultry Products Inspection Act, with all revisions and amendments pertaining thereto and/or regulations adopted in accordance therewith or within the meaning of any substantially similar state or municipal law, (iii) none of the Products are restricted under such Act or any other law from being introduced into interstate or intrastate commerce and (iv) the title to the Products conveyed to Kahiki under the terms of this Agreement shall be good and the Products shall be delivered free from any security interest, lien or other encumbrance whatsoever.

            (b) Townsends hereby agrees to indemnify Kahiki against all liability, loss, damage or costs including, but not limited to, reasonable attorney's fees and other costs, involved in any proceeding, suit, or other dispute arising from any breach of said warranties by Townsends. Notwithstanding the preceding sentence, this paragraph does not apply to the extent the liability, loss, damage or cost results from the negligence of Kahiki or for any consequential damages.

      15. SEVERABILITY. All of the provisions of this Agreement are intended to be distinct and severable. If any provisions of this Agreement is or are declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

      16. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of its terms and conditions or the waiver of any breach of any terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but they shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

      17. CONFIDENTIALITY. The terms, conditions, and provisions of this Agreement are confidential and shall not be disclosed to third parties without the written agreement of both parties, except to the extent required by a court order or other tribunal of competent justice.

      18. NOTICES. Any notice provided concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail or nationally recognized overnight courier if sent to the respective address of each party as set forth below.

            If to Townsends:

                  Townsends, Inc.
                  401 South DuPont Highway
                  Georgetown, Delaware  19947
                  Attn: David Burton

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                  Fax: (302) 777-6660

            If to Kahiki:

                  Kahiki Foods, Inc.
                  1100 Morrison Road
                  Gahanna, Ohio  43230
                  Attn:  Julie Fratianne
                  Fax:   (614) 322-3189

      19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

      20. GOVERNING LAW. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to principles of conflict of laws.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            TOWNSENDS, INC.

                                            By: /S/ David Burton
                                                ----------------
                                                Name: David Burton
                                                Title:  Vice President

                                            KAHIKI FOODS, INC.

                                            By: /S. Michael Tsao
                                                ----------------
                                                Name: Michael Tsao
                                                Title: Chief Executive Officer

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                                    EXHIBIT A
                                 INITIAL PRICING

A. URNER-BARRY NE BONELESS/SKINLESS TENDER-OUT PRICES

      Urner-Barry White, market price less $0.09 (delivered to Columbus, Ohio) priced on each Wednesday, which shall be the day of shipment with a delivered price market ceiling of $1.81 per lb and delivered price market floor of $1.21 per lb).

B. 5% AND DOWN BONELESS BREAST CHUNKS

   $1.25 per lb (delivered to Columbus, Ohio).

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